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                                                                    EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT



            AGREEMENT, dated as of this 1st day of January, 1999 by and between INTELLIGENT INFORMATION INCORPORATED, a Delaware corporation with principal executive offices at One Dock Street, Suite 500, Stamford, Connecticut 06902 ("III"), and STEPHEN G. MALONEY, residing at 1766 Shippan Avenue, Stamford, Connecticut 06902 ("Maloney").

                              W I T N E S S E T H :

            III is desirous of employing Maloney as President and Chief Executive Officer of III and Maloney is desirous of serving III in such capacities, all upon the terms and subject to the conditions hereinafter provided.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.          Employment.

            III agrees to employ Maloney, and Maloney agrees to be employed by III, upon the terms and subject to the conditions of this Agreement.

2.          Term.

            The employment of Maloney by III as provided in Section 1 will be for a period of three (3) years commencing on the date hereof, unless sooner terminated as hereinafter provided (the "Term"), and shall automatically renew from year to year thereafter unless either party gives at least ninety (90) days prior written notice of termination.

3.          Duties; Best Efforts; Indemnification.

            Maloney shall serve as President and Chief Executive Officer of III and shall have the overall responsibility for, supervision of and control over the day-to-day management of the business and operations of III, subject to the general policy directions of the Board of Directors. Maloney shall also have such other powers and perform such other duties as may from time to time be assigned to him by the Board of Directors of III, provided that the nature of Maloney's powers and duties so assigned shall not be inconsistent with Maloney's positions and duties hereunder.

            Maloney shall devote his business time, attention and energies to the business and affairs of III, shall use his best efforts to advance the best interests of III and shall not during the Term



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be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Maloney of his duties hereunder or Maloney's availability to perform such duties or that will adversely affect, or negatively reflect upon, III.

            Subject to the provisions of III's Certificate of Incorporation and Bylaws, each as amended from time to time, III shall indemnify Maloney to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney's fees) actually and reasonably incurred or paid by Maloney in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Maloney of services for, or the acting by Maloney as a director, officer, or employee of, III, or any other person or enterprise at III's request if Maloney acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of III, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. III shall use its best efforts to obtain and maintain in full force and effect during the Term directors' and officers' liability insurance policies providing full and adequate protection to Maloney for his capacities, provided that the Board of Directors of III shall have no obligation to purchase such insurance if, in its opinion, coverage is available only on unreasonable terms.

4.          Place of Performance.

            In connection with his employment by III, Maloney shall be based at the principal executive offices of III, which shall be in the Stamford, Connecticut area. If III's principal executive offices are relocated more than fifty (50) miles from their present location without the consent of Maloney, Maloney shall have the right prior to such relocation to terminate his employment hereunder pursuant to Section 6(c) hereof; provided, however, that if Maloney does not exercise such right and instead remains in the employ of III following such relocation, III will promptly pay (or reimburse Maloney for) all reasonable moving and moving-related expenses incurred by Maloney as a consequence of a change of his principal residence in connection with any such relocation of III's principal executive offices.

5.          Compensation.

            (a) Base Salary. III shall pay Maloney a base salary (the "Base Salary") at a rate of not less than $150,000 per annum, payable in equal semimonthly installments during the Term. The Board of Directors of III at least annually will review the Base Salary and other compensation during the Term with a view to increase thereof based upon then prevailing industry salary scales for equivalently valued businesses for the average of the top two positions, Maloney's performance, the performance of III, inflation and other relevant factors.

            (b) Out-of-Pocket Expenses. III shall promptly pay to Maloney the reasonable expenses incurred by him in the performance of his duties hereunder, including, without



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limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Maloney, shall promptly reimburse him for such payment, provided that Maloney properly accounts therefor in accordance with III's policy.

            (c) Participation in Benefit Plans. During the first year of the Term, the Board of Directors of III will enact an executive benefits plan that includes, but is not limited to, a pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement and health and accident plan. Maloney shall be entitled to participate in such plan or any other employee benefit plan or arrangement made available in the future by III to its executives and key management employees.

            (d) Life Insurance. III shall maintain a key-man life insurance policy on the life of Maloney in the aggregate amount of at least $1,000,000, the proceeds of which shall be payable directly to III, and an additional life insurance policy in the aggregate of $1,000,000 (the "Repurchase Policy") which shall be held in a trust and which proceeds shall be used for the purpose of funding the purchase by III of the equity of III then owned by Maloney pursuant to Section 7(a) hereof. Maloney agrees to submit to such medical examinations, to complete such documentation and otherwise to cooperate with III as may be required to enable III to obtain and maintain such key-man life insurance.

            (e) Automobile. III shall provide Maloney with exclusive use of an automobile for business purposes during the Term and shall pay all costs in connection therewith. Such automobile shall be replaced periodically during the Term, and Maloney shall have the right, at the end of the Term or at any earlier termination thereof, to purchase the automobile he is then using at its then depreciated book value.

            (f) Vacation. Maloney shall be entitled to paid vacation days in each calendar year determined by III from time to time, but not less than four
(4) weeks in any calendar year, prorated in any calendar year during which Maloney is employed hereunder for less than an entire year in accordance with the number of days in such year during which he is so employed. Maloney shall also be entitled to all paid holidays given by III to its executives and key management employees.

            (g) Incentive Compensation. III agrees to pay Maloney a bonus (the "Bonus"), in addition to and separate from his Base Salary and subject to the achievement of certain mutually agreed upon performance goals, in an amount up to thirty-five percent (35%) of his Base Salary. Maloney shall be entitled to the Bonus on a prorata basis for partial achievement of the performance goals.

            (h) Supplemental Disability Insurance. III shall maintain the long-term disability policy currently in effect for the benefit of Maloney.



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            (i) Dues and Subscriptions. III shall pay, or reimburse Maloney for, the cost of dues and subscriptions associated with business purposes in an amount not to exceed $5,000 annually.

6.          Termination.

            Maloney's employment hereunder shall be terminated upon Maloney's death and may be terminated as follows:

            (a) By III for "Cause." A termination for Cause is a termination evidenced by a resolution adopted by a vote of a majority of the members of the Board finding that Maloney has (i) willfully failed to comply with any of the material terms of this Agreement, (ii) willfully and repeatedly failed to perform his duties hereunder, (iii) engaged in gross misconduct materially injurious to III or (iv) been convicted of, or pleaded nolo contendere to, a felony or a crime of moral turpitude; provided, however , that Maloney shall receive thirty (30) days' advance written notice that the Board intends to meet to consider Maloney's termination for Cause and specifying the actions constituting Cause, Maloney shall not have cured the actions constituting Cause during such thirty (30) day period and Maloney shall be given a reasonable opportunity to be heard by the Board on the issue prior to the Board's vote on the matter.

            (b) By III due to Maloney's "Disability." For purposes of this Agreement, a termination for Disability shall occur (i) upon the thirtieth
(30th) day after the Board has provided a written termination notice to Maloney supported by a written statement from a reputable independent physician to the effect that Maloney shall have become so incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board after Maloney has been unable to substantially perform his duties hereunder for six (6) consecutive months or for nine (9) months in any twelve (12) month period (exclusive of any vacation permitted under Section 5(e) hereof) by reason of any physical or mental illness. For purposes of this Section 6(b), Maloney agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by III.

            (c) By Maloney for "Good Reason." For purposes of this Agreement, Good Reason shall mean (i) any circumstance that has the effect of significantly reducing Maloney's duties or authority provided for or contemplated herein (a "Material Change"), (ii) a breach by III of its material obligations under this Agreement (a "Material Breach"), (iii) the relocation of the principal executive offices of III in excess of fifty (50) miles from their present location not consented to by Maloney, (iv) the acquisition by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of III representing fifty percent (50%) or more of the combined voting power of III's then outstanding securities in a transaction to which Maloney does not consent or (v) the future disposition by III (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Maloney does not consent; provided, however, that a Material Change or a Material Breach shall constitute Good Reason only if Maloney has notified the Board in writing of the existence and particulars of such Material Change or Material Breach and the Board has failed to remedy such Material Change or Material Breach within thirty (30) days of such notice.


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7.          Compensation upon Termination.

            (a) In the event of the termination of Maloney's employment as a result of Maloney's death, III shall (i) pay to Maloney's estate his Base Salary and Bonus through the date of his death and (ii) for the longer of eighteen (18) months following his death or the balance of the Term (as if such termination had not occurred) provide continuation coverage to the members of Maloney's family under all major medical and other health, accident, life or other disability plans and programs in which such family members participated immediately prior to his death. In the event of Maloney's death, upon the request of his estate or beneficiaries with six (6) months of such death, III will be required to buy the equity of III owned by Maloney to the extent that the proceeds of the Repurchase Policy are sufficient to purchase such equity at its fair market value (as determined below). In the event that the proceeds of the Repurchase Policy exceed the amount necessary to purchase all of the equity of Maloney, the excess shall be paid directly to Maloney's estate in cash. The fair market value of Maloney's equity shall be established in good faith by the Board of Directors as soon as practicable after the date hereof and shall be reviewed by the Board thereafter on an annual basis. If Maloney's estate or beneficiaries do not exercise their rights hereunder, the proceeds of the Repurchase Policy shall be payable directly to III.

            (b) In the event of the termination of Maloney's employment by III for Cause or by Maloney other than for Good Reason, III shall pay to Maloney his Base Salary and accrued Bonus through the date of his termination, and Maloney shall have no further entitlement to any other compensation or benefits from III.

            (c) In the event of the termination of Maloney's employment by III due to Disability, III shall pay to Maloney his Base Salary and accrued Bonus through the date of his termination. In addition, for eighteen (18) months following any such termination, III shall (i) continue to pay Maloney the Base Salary in effect at the time of such termination less the amount, if any, then payable to Maloney under any disability benefits of III and (ii) provide Maloney continuation coverage under all major medical and other health, accident, life or other disability plans and programs in which Maloney participated immediately prior to such termination.

            (d) In the event that Maloney's employment is terminated by III other than (i) as a result of Maloney's death or (ii) for reasons specified in
Section 6(b) or (c) or by Maloney for Good Reason, III shall continue to pay to Maloney his Base Salary and Bonus for the greater of (x) eighteen (18) months following any such termination or (y) the balance of the Term (as if such termination had not occurred) and provide Maloney continuation coverage under all major medical and other health, accident, life or other disability plans or programs in which Maloney participated immediately prior to such termination for the same period. Notwithstanding the foregoing, the amounts otherwise payable to Maloney pursuant to this Section 7(d) shall be subject to reduction (but not below zero) to the extent determined necessary by III to prevent any payments or benefits to or for the benefit of Maloney (whether pursuant to this Agreement or any


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other plan, arrangement or agreement) from being treated as a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended.

            (e) If Maloney disputes the termination of his employment by III pursuant to Section 6(a) or 6(b) herein and such dispute results in a final determination to the effect that III did not have a proper basis for such termination, III shall promptly pay to Maloney all payments Maloney would have been entitled to receive had his employment hereunder had not been improperly terminated; provided, however, that any payments or benefits under this Section 7(e) shall be reduced by the amount of any payments or benefits provided under any other provision of Section 7 hereof.

            (f) The continuation coverage under any major medical and other health, accident, life or other disability plans and programs for the periods provided in Section 7(a), 7(c) and 7(d) shall be provided (i) at the expense of III and (ii) in satisfaction of III's obligation under Section 4980B of the Internal Revenue Code (and any similar state law) with respect to the period of time such benefits are continued hereunder.

            (g) This Section 7 sets forth the only obligations of III with respect to the termination of Maloney's employment with III, and Maloney acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided herein.

8.          Covenant Regarding Inventions and Copyrights.

            Maloney shall disclose promptly to III any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Term and related to the business or activities of III and he assigns all of his interest therein to III or its nominee; whenever requested to do so by III, Maloney shall execute any and all applications, assignments or other instruments which III shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect III's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Maloney during the Term and shall be binding upon Maloney's assigns, executors, administrators and other legal representatives.

9.          Protection of Confidential Information.

            Maloney acknowledges that he has been and will be provided with information about, and his employment by III will, throughout the Term, bring him into close contact with, many confidential affairs of III and its subsidiaries, including proprietary information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public, all of which are highly confidential and


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proprietary and all of which were developed by III at great effort and expense.
Maloney further acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, that the business of III will be conducted throughout the world (the "Territory"), that its services will be marketed throughout the Territory, that III competes and will compete in all of its business activities with other organizations which are located in any part of the Territory and that the nature of the relationship of Maloney with III is such that Maloney is capable of competing with III from nearly any location in the Territory. In recognition of the foregoing, Maloney covenants and agrees during the Term and for a period of five (5) years thereafter:

            (i) That he will keep secret all confidential matters of III and not disclose them to anyone outside of III, either during or after the Term, except with III's prior written consent or, if during the Term, in the performance of his duties hereunder, Maloney makes a good faith determination that it is the best interest of III and to disclose such matters;

            (ii) That he will not make use of any such confidential matters for his own purposes or the benefit of anyone other than III; and

            (iii) That he will deliver promptly to III on termination of this Agreement, or at any time III may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of III, which he may then possess or have under his control.

10.         Restriction on Competition, Interference and Solicitation.

            In recognition of the considerations described in Section 9 hereof, Maloney covenants and agrees that, during the Term and for a period of one (1) year or such longer period of time during which Maloney is continuing to receive compensation from the Company after such termination, Maloney will not, directly or indirectly, (A) enter into the employ of, or render any services to, any person, firm or corporation engaged in any business directly competitive with the business of III in any part of the Territory in which III is actively engaged in business on the date of termination; (B) engage in any such business for his own account; (C) become interested in any such business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity; or (D) interfere with III's relationship with, or endeavor to employ or entice away from III any person, firm, corporation, governmental entity or other business organization who or which is or was an employee, customer or supplier of, or maintained a business relationship with, III at any time (whether before or after the Term), or which III has solicited or prepared to solicit; provided, however, that the provisions of clause (A) shall not be deemed to preclude Maloney from engagement by a corporation some of the activities of which are competitive with the business of III if Maloney's engagement does not relate, directly or indirectly, to such competitive business, and nothing contained in this Section 10 shall be deemed to prohibit Maloney from acquiring or holding, solely for investment, publicly traded securities of any



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corporation some of the activities of which are competitive with the business of
III so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation.

11.         Specific Remedies.

            For purposes of Sections 8, 9 and 10 of this Agreement, references to III shall include all current and future majority-owned subsidiaries of III and all current and future joint ventures in which III may from time to time be involved. It is understood by Maloney and III that the covenants contained in this Section 11 and in Sections 8, 9 and 10 hereof are essential elements of this Agreement and that, but for the agreement of Maloney to comply with such covenants, III would not have agreed to enter into this Agreement. III and Maloney have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by III and all interests of III. Maloney agrees that the covenants of Sections 8, 9 or 10 hereof are reasonable and valid. If Maloney commits a breach of any of the provisions of Sections 8, 9 or 10 hereof, such breach shall be deemed to be grounds for termination for Cause. In addition, Maloney acknowledges that III may have no adequate remedy at law if he violates any of the terms hereof. Maloney therefore understands and agrees that III shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to III and that money damages will not provide an adequate remedy to III, and (ii) the right to require Maloney to account for and pay over to III all compensation, profits, monies, accruals, increments and other benefits (collectively "Benefits") derived or received by Maloney as a result of any transaction constituting a breach of any of the provisions of Sections 8, 9 or 10 and Maloney hereby agrees to account for and pay over such Benefits to III.

12.         Independence, Severability and Non-Exclusivity.

            Each of the rights enumerated in Sections 8, 9 or 10 hereof and the remedies enumerated in Section 11 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to III at law or in equity. If any of the covenants contained in Sections 8, 9 or 10, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or right or remedies which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Section 8, 9 or 10 and the remedies enumerated in Section 11 upon the federal and state courts of Connecticut sitting in Fairfield County. If any of the covenants contained in Sections 8, 9 or 10 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall be the power to reduce the duration and/or area of such provision and in its reduced from said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar on in any way affect III's right to the relief provided in Section 11 or



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otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

13. Disputes. If III or Maloney shall dispute any termination of Maloney's employment hereunder or if a dispute concerning any payment hereunder shall exist:

            (a) either party shall have the right (but not the obligation), in addition to all other rights and remedies provided by law, to compel binding, enforceable and non-appealable arbitration of the dispute in the City of New York under the rules of the American Arbitration Association by giving written notice of arbitration to the other party within thirty (30) days after notice of such dispute has been received by the party to whom notice has been given; and

            (b) if such dispute (whether or not submitted to arbitration pursuant to Section 13(a) hereof) results in a determination that (i) III did not have the right to terminate Maloney's employment under the provisions of this Agreement or (ii) the position taken by Maloney concerning payments to Maloney is correct, III shall promptly pay, or if theretofore paid by Maloney, shall promptly reimburse Maloney for, all costs and expenses (including reasonable attorneys' fees) reasonably incurred by Maloney in connection with such dispute.

14.         Successors; Binding Agreement.

            In the event of a future disposition by III (whether direct or indirect), by sale of assets or stock, merger, consolidation or otherwise of all or substantially all of its business and/or assets in a transaction to which Maloney consents, III will require any successor, by agreement in form and substance satisfactory to Maloney, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that III would be required to perform if no such disposition had taken place.

            This Agreement and all rights of Maloney hereunder shall inure to the benefit of, and be enforceable by, Maloney's personal or legal representatives, executors, administrators, administrators cta, successors, heirs, distributees, devisees and legatees. If Maloney should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Maloney's estate.

15.         Notices.

            All notices, consents and other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given be personal delivery, certified or registered mail, postage prepaid, or telecopy (or other similar writing) as follows:



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        To III:         One Dock Street
                        Suite 500
                        Stamford, CT  06902
                        Attn:  Chairman of the Board
                        Telecopy:  (203) 326-7672

With a copy to:         Piper & Marbury L.L.P.
                        1251 Avenue of the Americas
                        New York, New York 10020
                        Attn:  Michael Hirschberg, Esq.
                        Telecopy:  (212) 835-6001

To Maloney:             1766 Shippan Avenue
                        Stamford, CT  06902

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

16.         Modifications and Waivers.

            No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of III and is agreed to in writing and signed by Maloney. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.         Entire Agreement.

            This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.





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18.         Law Governing.

            Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to the principles of conflicts of law).

19.         Invalidity.

            Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

20.         Headings.

            The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

                      INTELLIGENT INFORMATION INCORPORATED



                      By:  /s/  Robert M. Unnold
                           ---------------------
                                Robert M. Unnold
                                Chairman of the Board

                           /s/ Stephen G. Maloney
                           ----------------------
                               Stephen G. Maloney




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